CONTACT:
U.S. Physical Therapy, Inc.
Carey Hendrickson, Chief Financial Officer
          Email: Chendrickson@usph.com
Chris Reading, Chief Executive Officer
(713) 297-7000
Three Part Advisors
Joe Noyons
(817) 778-8424

U.S. Physical Therapy Announces the Acquisition
of an Eight-Clinic Physical Therapy Practice

Houston, TX, September 3, 2024 - U.S. Physical Therapy, Inc. (the “Company”) (NYSE: USPH), a national operator of outpatient physical therapy clinics and provider of industrial injury prevention services, announced the acquisition of a physical therapy and hand therapy practice with eight clinic locations located in Pennsylvania which currently generates approximately $5.5 million in annual revenues.  The Company acquired a 70% interest in the Company with the current owners retaining a 30% ownership interest.

About U.S.  Physical Therapy, Inc.
Founded in 1990, U.S. Physical Therapy, Inc. operates 687 outpatient physical therapy clinics in 42 states. The Company's clinics provide preventative and post-operative care for a variety of orthopedic-related disorders and sports-related injuries, treatment for neurologically-related injuries and rehabilitation of injured workers. In addition to owning and operating clinics, the Company manages 40 physical therapy facilities for unaffiliated third parties, including hospitals and physician groups. The Company also has an industrial injury prevention business which provides onsite services for clients’ employees including injury prevention and rehabilitation, performance optimization, post-offer employment testing, functional capacity evaluations, and ergonomic assessments.

More information about U.S. Physical Therapy, Inc. is available at www.usph.com. The information included on that website is not incorporated into this press release.